New York Life Insurance Company 51 Madison Avenue New York, NY 10010
Charles A. Whites, Jr. Vice President & Associate General Counsel
VIA EDGAR
April 13, 2026
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
RE:
NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
CORPORATE SPONSORED VARIABLE UNIVERSAL LIFE
SEPARATE ACCOUNT–I
INVESTMENT COMPANY ACT FILE NUMBER: 811-07697
SECURITIES ACT FILE NUMBER: 333-48300
Ladies and Gentlemen:
This opinion is furnished in connection with the filing by New York Life Insurance and Annuity Corporation (“NYLIAC”) of Post-Effective Amendment No. 46 to the registration statement on Form N-6 (“Registration Statement”) under the Securities Act of 1933, as amended, of NYLIAC Corporate Sponsored Variable Universal Life Separate Account–I (“Separate Account–I”). Separate Account-I receives and invests premiums allocated to it under a variable universal life insurance policy offered to corporations and individuals (the “Policy”). The Policy is offered in the manner described in the Registration Statement.
NYLIAC is a wholly-owned subsidiary of New York Life Insurance Company (“NYL”). My professional responsibilities at NYL include the provision of legal advice to NYLIAC. Also, I am a Vice President and Associate General Counsel of NYLIAC.
In connection with this opinion, I have consulted with relevant individuals under my supervision and have made such examination of the law and have examined such corporate records and such other documents as I consider appropriate as a basis for the opinions hereinafter expressed. On the basis of such consultation and examination, it is my opinion that:
1.
NYLIAC is a corporation duly organized and validly existing under the laws of the State of Delaware.
2.
Separate Account-I is a separate account established and maintained by NYLIAC pursuant to Section 2932 of the Delaware Insurance Code, under which the income, gains and losses, realized or unrealized, from assets allocated to Separate Account-I shall be credited to or charged against Separate Account-I, without regard to other income, gains or losses of NYLIAC.
3.
The Policy has been duly authorized by NYLIAC and, when sold in jurisdictions authorizing such sales, in accordance with the Registration Statement, will constitute a validly issued and binding obligation of NYLIAC in accordance with its terms.
4.
Each owner of the Policy will not be subject to any deductions, charges, or assessments imposed by NYLIAC, other than those provided in the Policy.
I consent to the use of this opinion as an exhibit to the Registration Statement:
Very truly yours,
/s/ Charles A. Whites, Jr. Charles A. Whites, Jr. Vice President & Associate General Counsel